Exhibit 15.1
January 30, 2006
The Board of Directors and Stockholders
F.N.B. Corporation
We are aware of the incorporation by reference in the Registration Statement (Form S-4) of F.N.B. Corporation for the registration of 4,290,000 shares of its common stock of our reports dated May 5, 2005, August 4, 2005 and November 2, 2005 relating to the unaudited condensed consolidated interim financial statements of F.N.B. Corporation that are included in its Form 10-Q for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005.
/s/ Ernst & Young LLP
Pittsburgh, Pennsylvania